                                                                       EXH 10.50

                           PATENT ASSIGNMENT AGREEMENT

         This agreement ("Agreement"), which shall be effective as of November 23, 2001, is between: TEXON UK LIMITED whose registered office is at 100 Ross Walk, Belgrave, Leicester, LE4 5BX United Kingdom ("Texon") and FRISBY TECHNOLOGIES, INC., a Delaware corporation, with its principal place of business at 3195 Centre Park Boulevard, Winston-Salem, North Carolina United States of America 27107 ("Frisby").

                                    RECITALS

         WHEREAS, Texon has an ownership interest in certain patent applications relating to temperature regulation in nonwovens within the field of footwear, comprising PCT/GB01/03453 filed August 1st, 2001 and U.S. application nos. 09/750,212 filed on December 28th, 2000 and US01/41497 filed on July 31, 2001 each claiming priority from its U.K. counterpart, patent application numbered 0019142.9 filed August 5th, 2000; and

         WHEREAS, Texon desires to withdraw all pending patent applications with the exception of U.S. application no. US01/41497 filed on July 31, 2001 before or immediately following execution of this Agreement; and

         WHEREAS, Frisby wishes to acquire, and Texon is willing to assign, under the terms and conditions set forth herein, all rights, title and interest in and to such surviving pending applications;

         NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree to the following terms and conditions:


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                                    ARTICLE 1
                                   DEFINITIONS

1.1 "AFFILIATE" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity. For the purposes of this definition, "control," when used with respect to any person or entity, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. 1.2 "ASSIGNED PATENTS" shall mean U.S. application no. US01/41497 filed on July 31, 2001 and any continuations, divisionals, continuations-in-part, reexaminations, reissues and extensions of any of the applications thereof, and any patent applications or patents on Future Improvements or Existing Technology.

1.3 "ASSIGNED PROPERTY" shall mean the Assigned Patents, Future Improvements and Existing Technology.

1.4 "EFFECTIVE DATE" shall mean the date first written above.

1.5 "EXISTING TECHNOLOGY" shall mean any and all inventions, developments, existing improvements, and proprietary information in existence, owned by Texon as of the Effective Date, other than any such inventions, developments, improvements and proprietary information described within the Assigned Patents, relating to the use of phase change materials for temperature regulation in Nonwoven Materials.

1.6 "FUTURE IMPROVEMENTS" shall mean any new enhancements, modifications, improvements, inventions or developments relating to the use of phase change materials for


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temperature regulation in Nonwoven Materials conceived or reduced to practice by
Texon during the Term.

1.7 "NET SELLING PRICE" shall mean money or any other consideration, exclusive of sales taxes, custom duties, value added taxes, transportation, insurance and reasonable allowances for returns if any, received by Frisby for the sale or other disposition or Protected Products. The term "sale" as used herein shall mean "final sale" as used in Article 1.11.

1.8 "NONWOVEN MATERIAL" shall mean as defined under ASTM D 1117-80, namely a textile structure produced by bonding or interlocking of fibers, or both, accomplished by mechanical, chemical, thermal, or solvent means and combinations thereof, but not including paper, or fabrics that are woven, knitted or tufted".

1.9 "PARTY" or "PARTIES" shall mean Texon or Frisby or both as the context may require.

1.10 "PROPRIETARY INFORMATION" shall mean any and all information relating to
(i) this Agreement and, in specific, any amounts paid by Frisby pursuant to this Agreement, (ii) any financial information provided by Frisby pursuant to this Agreement, and (iii) the Assigned Property, including without limitation files and correspondence relating to the Assigned Property, in each case whether in writing, verbal, recorded or in some other physical or non-physical form.

1.11 "PROTECTED PRODUCT" shall mean (i) any nonwoven footwear component material sold by Frisby or its Affiliates covered by at least one Valid Claim, and (ii) any MicroPCM materials sold by Frisby and its Affiliates used to create a nonwoven footwear component material covered by at least one Valid Claim, provided, however, that Frisby shall only be required to pay royalties pursuant to Article 3 once with respect to any materials used to create such a nonwoven footwear component material covered by at least one Valid Claim. If, for example, any such


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materials (i) are sold by Frisby, or its respective Affiliates, and (ii) are re-acquired by Frisby or its respective Affiliates as part of a created nonwoven footwear component material, and (iii) the created nonwoven footwear component material is then re-sold under circumstances in which a royalty will be paid under Article 3, no royalty shall be paid with respect to the initial sale of the materials used to create the nonwoven footwear component materials, but royalties shall be paid on the final sale of the created nonwoven footwear component material.

1.12 "TERM" shall mean the period commencing on the Effective Date and ending at the earlier of (a) the first date on which there are no Valid Claims covering Protected Products or (b) December 31, 2009.

1.13 "VALID CLAIM" shall mean any claim of the Assigned Patents that has not been held invalid or unenforceable by a final unappealed or unappealable decision of a court of competent jurisdiction or the appropriate administrative agency.

                                   ARTICLE 2
                     DELIVERABLES AND INFORMATION RETENTION

2.1 ASSIGNMENT. Subject to the terms and conditions in this Agreement, Texon hereby sells, assigns and transfers to Frisby, and Frisby hereby accepts, all of Texon's rights, title and interests in and to the Assigned Property to Frisby. The Parties agree that Texon's rights, title and interests in and to the Assigned Property are limited to the field of footwear. Texon retains no rights in the Assigned Property, except as specifically set forth in this Agreement.

2.2 RETENTION OF DOCUMENTS. Texon shall preserve all of its files relating to the Assigned Patents during the Term.

                                   ARTICLE 3
                             PAYMENTS AND ROYALTIES

3.1 ROYALTIES. Commencing as of the Effective Date and continuing throughout the Term, Frisby shall pay patent use royalties to Texon in accordance with the following: (a) for


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Protected Products with a total weight up to and including 300 grams per square meter (gsm) ("Category 1"): Frisby shall pay Texon a royalty equal to 2.5% of the Net Selling Price on the first $500,000 USD in cumulative Category 1 Protected Product sales. Once cumulative sales of Category 1 Protected Products exceed $500,000, Frisby shall pay a royalty of 1% of the Net Selling Price of Category 1 Protected Products; (b) for Protected Products with a total weight in excess of 300 gsm ("Category 2"), Frisby shall pay Texon a royalty equal to 5% of the Net Selling Price on the first $500,000 USD in cumulative Category 2 Protected Product sales. Once cumulative sales of Category 2 Protected Products exceed $500,000, Frisby shall pay a royalty of 1.5% of the Net Selling Price of Category 2 Protected Products.

Payments of monies owed under these Articles 3.1(a) and 3.1(b) shall be made within 45 days following the close of each calendar year. If for any reason any payments owing to Texon are not paid when due, then interest shall begin accruing on the due date and shall be payable on the unpaid balance at a rate of 0.5% per month. All payments owing under these Articles 3.1(a) and 3.1(b) shall be made by wire-transfer to:

         Account no. Texon UK - USDA
         Royal Bank of Scotland plc
         Corporate Banking Office
         P.O. Box 450
         5-10 Great Tower Street
         London EC3P 3HX
         Sortcode: 16-04-00
         Swift: RBOSGB2L

3.2 MINIMUM CUMULATIVE ROYALTIES. Notwithstanding anything herein to the contrary, if Frisby's royalty payments pursuant to Articles 3.1(a) and 3.1(b) herein do not total, in sum, at least $25,000 by December 31, 2004, then the difference between $25,000 and the amount actually paid to Texon shall be paid to Texon by Frisby in cash or an alternative form of compensation acceptable to Texon. This guarantee is regardless of whether or not Valid Claims exist at December 31, 2004. Any payments due pursuant to this
Article 3.2 shall be paid before February 15, 2005. If for any reason any payments owing to Texon are not paid when due, then interest shall begin accruing on the due date and shall be payable on the unpaid balance at a rate of 0.5% per month. All payments owing under this Article 3.2 shall be made by wire-transfer to:

         Account no. Texon UK - USDA
         Royal Bank of Scotland plc
         Corporate Banking Office
         P.O. Box 450
         5-10 Great Tower Street
         London EC3P 3HX
         Sortcode: 16-04-00
         Swift: RBOSGB2L

3.3 EFFECT OF VALID CLAIM. The patent use royalties as set forth in Articles 3.1(a) and 3.1(b) shall apply throughout the Term so long as there is at least one Valid Claim covering the Protected Product in question. Neither Frisby nor its Affiliates will challenge the validity or enforceability of the Assigned Patents following execution of this Agreement.

                                   ARTICLE 4
                          RECORD KEEPING AND REPORTING

4.2 RECORDS. Frisby shall keep, at its principal place of business, complete and accurate records and books of account showing quantities of each Protected Product sold or otherwise disposed of by that Party and its respective Affiliates, the Net Selling Price of each such Protected Product. Frisby shall also keep, at its principal place of business, sufficient information to enable Texon to determine whether any product sold by Frisby or its Affiliates is a Protected Product.

4.3 ANNUAL REPORTS. Starting with the year 2001, and not later than 45 days after the close of each calendar year thereafter, Frisby shall render written reports to Texon, signed by a duly authorized officer and certified by such officer as accurate, to the best of his or her knowledge, for each quarter in the preceding year of the following: (i) the quantity of each Protected Product sold or otherwise disposed of by Frisby and its respective Affiliates, (ii) the Net Selling Price of each Protected Product sold or otherwise disposed of by Frisby and its respective Affiliates, and (iii) the calculation of the royalties owed to Texon under Article 3.1 of this Agreement.

4.4 INSPECTION. All records of Frisby pertaining to this Agreement, including those identified in Article 4.1, shall be available for annual inspection by Texon. Such inspections shall be conducted during normal business hours at Frisby's primary place of business upon reasonable advance notice and not more than once per calendar year.

4.5 DISCREPANCIES. If, in any given year of this Agreement, Texon discovers a discrepancy between the royalties calculated and paid by Frisby and the royalties Texon determines are owed based on Texon's inspection of Frisby's records, Texon shall promptly provide written notice of the discrepancy (the "Discrepancy Notice") to Frisby. Frisby shall then have thirty (30) days from the date of such Discrepancy Notice to dispute Texon's calculations. If, at the end of such thirty (30) day period, Texon has received no written notice from Frisby disputing the discrepancy, or Frisby has confirmed the discrepancy, the amount of the discrepancy shall then become due as a payment from Frisby to Texon. If the amount of the discrepancy is greater than $25,000 USD, Frisby shall pay, in addition to the amount of the discrepancy, the costs of Texon's inspection that year. Any payment made under this Article 4.4 shall be paid to Texon by Frisby in cash or an alternative form of compensation acceptable to Texon, and shall be paid within sixty (60) days from date of the Discrepancy Notice. If for any reason any payments owing to Texon are not paid when due, interest shall begin accruing on the due date and shall be payable on the unpaid balance at a rate of 0.5% per month. All payments owing under this Article 4.4 shall be made by wire-transfer to

         Account no. Texon UK - USDA
         Royal Bank of Scotland plc
         Corporate Banking Office
         P.O. Box 450
         5-10 Great Tower Street
         London EC3P 3HX
         Sortcode: 16-04-00
         Swift: RBOSGB2L

                                   ARTICLE 5
                       PATENT PROSECUTION AND MAINTENANCE

5.1 PATENT PROSECUTION. Frisby shall assume the prosecution of the Assigned Patents, including all costs, expenses, filing fees and attorney's fees associated therewith, including the costs associated with the proper recording of this assignment with the United States Patent and Trademark Office (USPTO). Frisby shall control, in its sole discretion, all aspects of such prosecution, including without limitation any decision to continue or abandon any such prosecution. Texon shall bear no costs related to any such prosecution, but Texon shall cooperate in any such prosecution and shall provide such information and assistance as is reasonable.

5.2 MAINTENANCE. Frisby shall assume responsibility for the maintenance of the Assigned Patents, including payment of all maintenance fees. Frisby shall control, in its sole discretion, all aspects of such maintenance, including without limitation any decision to continue or abandon any such maintenance.

5.3 SUITS IN DEFENSE OF ASSIGNED PROPERTY. Each Party shall notify the other Party in writing not more than thirty (30) days after learning of any claim by a third party with respect to the validity or enforceability of the Assigned Patents, or that the Assigned Property infringes the rights of any third party. Frisby shall have the right in its sole discretion to defend any legal proceedings brought by a third party which affects in any way the validity or enforceability of the Assigned Patents, except that Frisby shall have the obligation to defend any legal proceedings brought by a third party against Texon that relates in any way to such claims. Patent use royalties owed to Texon pursuant to paragraph 3.1 of this Agreement will not accrue for the time period that such a proceeding is active; however, such proceedings will have no affect on Frisby's requirements pursuant to paragraph 3.2 of this Agreement. Texon shall not be responsible in any way for defending any such third party claims. Frisby shall control, in its sole discretion, all aspects of any such proceedings, including without limitation any decision to continue, settle or abandon any such proceedings. Frisby shall be responsible for all costs related to bringing any such proceedings. Texon shall provide information and assistance to Frisby in defending against any challenge to the validity and enforceability of the Assigned Patents

                                   ARTICLE 6
                        FUTURE DISCOVERIES AND INVENTIONS

6.1 TOTALITY OF INTEREST. Texon represents and warrants that, as of the Effective Date, it has no right, title or interest whatsoever in, and has not previously transferred any right, title or interest whatsoever in: (i) any United States and/or foreign patents or patent applications relating to the use of phase change materials in Nonwoven Materials for temperature regulation, including without limitation any continuation, continuation-in-part or divisional patent applications or any reexamination or reissue patents or any extensions thereof, other than the Assigned Patents, or (ii) any Existing Technology.

6.2 FUTURE IMPROVEMENTS. Texon shall notify Frisby in writing, as soon as practicable, of any Future Improvements. Each such notice shall include a complete description of the Future Improvement. To the extent that under applicable law, the transfer by Texon of any Future Improvement pursuant to this Agreement is invalid or unenforceable, or to the extent that Frisby agrees that such transfer should not be made, Texon hereby grants to Frisby a worldwide, exclusive, perpetual license to use such Future Improvements to make, have made, use and sell products, including the exclusive right to grant sub-licenses to third parties.

6.3 PROSECUTION OF PATENT APPLICATIONS. Frisby shall have the right in its sole discretion to determine whether or not patent protection is to be sought for any Existing Technology or Future Improvement. Frisby shall control, in their sole discretion, all aspects of any such prosecution, including without limitation any decision to continue or abandon any such prosecution. Frisby shall pay all costs related to any such prosecution. Texon shall cooperate in any such prosecution and shall provide such information and assistance as is reasonably available. If Frisby elects not to seek patent protection for any Future Improvement, it shall notify Texon of such decision in writing within sixty (60) days after Texon has notified Frisby of the Future Improvement, in which event Texon shall have the right, at its sole discretion and expense, to file a patent application on such Future Improvement. If Frisby decides to abandon the prosecution of a patent application on any Future Improvement, they shall notify Texon of such decision in writing at least thirty (30) days before such abandonment, in which event Texon shall have the right, at its sole discretion and expense, to continue or abandon such prosecution. Any such prosecution of Future Improvements by Texon shall have no effect upon ownership of the Assigned Property under this Agreement.

                                   ARTICLE 7
                            DEFAULTS AND TERMINATION

7.1 DEFAULT BY FRISBY UNDER ARTICLES 3.1 OR 3.2. Texon shall have the sole right to terminate this Agreement by written notice to Frisby if Frisby has failed to make all payments required pursuant to Articles 3.1(a), 3.1(b), and 3.2, provided: (i) Texon gives Frisby written notice describing such default and specifying the amount then due pursuant to those Articles, and (ii) Frisby fails to cure the default within sixty (60) days after such notice has been given and for no other reason. Frisby shall be entitled to cure the default by paying the amount then due pursuant to those Articles.

7.2 EFFECT OF TERMINATION. Upon termination of Frisby's rights pursuant to
Article 7.1: (i) Texon shall be granted a royalty-free, fully-paid up, non-exclusive license to make, sell, and use Protected Products; (ii) Frisby shall immediately cease to enjoy any rights with respect to Protected Products, and (iii) any licenses granted by Frisby or its Affiliates for the production, marketing or sale of Protected Products shall immediately terminate. Frisby and its Affiliates and their respective sublicensees shall have six (6) months to use or dispose of their then-existing Protected Products in accordance with the terms of this Agreement, which disposition shall be reported to Texon in accordance with Article 4, accompanied by remittance in full of royalties under
Article 3.1.

7.3 RETENTION OF RIGHTS. Article 7.2 describes the only circumstances under which Texon shall be entitled to terminate the rights of Frisby under this Agreement. In the case of any other default by Frisby under this Agreement, Texon shall retain the right to pursue any rights and remedies available under this Agreement or by operation of law other than termination of this Agreement.

                                   ARTICLE 8
                    ADDITIONAL REPRESENTATIONS AND WARRANTIES

8.1 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Frisby acknowledges and agrees that except as explicitly set forth herein, Texon makes no representations or warranties of any kind or nature, either express or implied, concerning the Assigned Property. In particular, nothing contained in this Agreement shall be construed as (i) a warranty or representation by Texon as to the validity, scope or enforceability or noninfringement of any Assigned Patents or (ii) the patentability of any claim in any Assigned Patent. Texon disclaims all liability and responsibility for any damages, including property damage, personal injury, and consequential damages, whether or not foreseeable that may result from the manufacture use, lease or sale of products incorporating the inventions disclosed or claimed in the Assigned Property.

8.2 EXECUTION AND AUTHORITY. Each of the Parties, solely with respect to herself or itself, represents and warrants that (i) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (ii) execution, delivery and performance by such Party of this Agreement have been duly authorized by all requisite corporate and individual action, as the case may be, of such Party and, to the best of their knowledge, will not violate any provision of law, any order of any court or other agency of government, any of such Party's organizational documents, if any, or any provision of any agreement or instrument to which such Party is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such agreement or instrument.

8.3 ASSIGNED PATENTS. Texon represents and warrants that (i) it has the right to make the transfers and grant the rights herein granted free and clear of any lien, encumbrance, restriction or, to its knowledge, any adverse claim; (ii) it has not granted to any other person or entity any right or license with respect to the Assigned Patents, (iii) neither it nor, to the best of its knowledge, any entity under its direction or control, publicly used or sold any product embodying the claims of the Assigned Patents or disclosed any claims of the Assigned Patents in a printed publication, in each case more than one year before the application filing date of the applicable Assigned Patent; and (iv) to its knowledge, there are no claims or proceedings with respect to the title, invalidity, unenforceability or infringement of the Assigned Patents.

                                    ARTICLE 9
                                 CONFIDENTIALITY

9.1 NON-USE OF PROPRIETARY INFORMATION. Each Party shall use its best efforts to maintain confidential the Proprietary Information of other Parties and shall not make use thereof, in whole or in part, except for the express purposes authorized in this Agreement. Except as specifically provided in this Agreement, each of the Parties shall not communicate any portion of the Proprietary Information of any other Party to any third party. Exceptions. No Party shall be obligated or required to maintain in confidence any Proprietary Information of another Party which it can demonstrate with written records: (i) is in the public domain or known to the receiving Party prior to disclosure by the disclosing Party; (ii) becomes known to the receiving Party from a source other than the disclosing Party without breach of any obligation or confidence; (iii) is or has been furnished to the disclosing Party by a third party without restriction on the disclosing Party's right to disclose; (iv) is reasonably necessary to be disclosed in performance of this Agreement; (v) is required to be disclosed by law or the rules of NASDAQ or any national stock exchange applicable to a Party; or (vi) is compelled to be disclosed by a court of law of competent jurisdiction, provided, however, that the receiving Party shall notify the disclosing Party in writing at least 10 days prior to any such disclosure.

9.3 RELEASE OF INFORMATION. Frisby shall be the only party with the right to publicly release information relating to this Agreement, including but not limited to the description of the products covered by the Agreement and the financial terms contained herein. In the event Frisby makes public disclosure of the execution of this Agreement, such announcement shall then be submitted to Texon in advance of publication for review and approval. Texon shall forward any media inquiries concerning this Agreement directly to Frisby. Subsequent press releases that pertain to Category 2 Protected Products shall properly credit Texon as the "co-inventor" or "co-developer" of such products, and Frisby shall provide Texon with a courtesy copy of such press releases. In addition, Frisby may make any disclosure related to this Agreement in its financial statements and regulatory filings that it deems prudent without notice of any kind to Texon.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

10.1 STATUS OF PARTIES. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. None of the Parties shall have the power to control the activities and operations of another and their status is, and at all times will continue to be, that of independent contractors with respect to each other. None of the Parties shall hold itself out as having any authority or relationship in contravention of this
Article 10.1, and no Party shall act on behalf of the other Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of the other Party.

10.2 EFFECT OF WAIVER. No waiver whether express or implied, of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that same term, condition or obligation, or any other term, condition or obligation of this Agreement of the same or different nature.

10.3 NOTICES. All notices or other communications which are required to be given or may be given to the Parties pursuant to the terms of this Agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery date as specified in the return receipt in the case of registered or certified mail. Notices to be given to Texon shall be addressed to Texon at the address first set forth above, with a copy to Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts, 02110,
Attn: Donald Burnham. Copies need not be sent in the case of communication to Texon that consist of royalty payments and reports made by

Frisby in the ordinary course. Notices to be given to Frisby shall be addressed to Frisby at the address first set forth above, with a copy to Womble, Carlyle, Sandridge & Rice LLC, 200 West Second Street, Post Office Drawer 84, Winston-Salem, NC, Attn: Peter Zorn. Either Party hereto may at any time, by thirty (30) days written notice to the others, designate any other person or address in place of those provided in this Article 10.3.

10.4 SEVERABILITY. The Parties acknowledge and agree that, should any provision of this Agreement be determined to violate or contravene any law, such provision shall be severed or modified to the extent necessary to comply with the applicable law, and such modified provision and the remainder of the provisions hereof shall continue in full force and effect.

10.5 SUCCESSORS AND ASSIGNS. None of the Parties may assign her or its rights, duties or obligations under this Agreement without written consent from the other Parties, which consent shall not be unreasonably withheld; provided, however, that (i) Frisby shall be entitled to assign this Agreement to any parent or wholly-owned subsidiary of Frisby or in connection with a merger, consolidation, or sale of all or substantially all of Frisby's assets or equity interests and (ii) Texon shall be entitled to assign its rights, but not its obligations, under this Agreement upon not less than 30 days prior written notice to Frisby. Any purported assignment in violation of this Agreement shall be null and void.

10.6 FURTHER ASSURANCES. Each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the others to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

10.7 MODIFICATION. Except as specifically provided otherwise herein, this Agreement shall only be modified by written agreement of each of the Parties.

10.8 INJUNCTIVE RELIEF. The Parties acknowledge that the Assigned Property possesses a special, unique, and extraordinary character that makes difficult the assessment of the monetary damage which would be sustained as a result of a breach of this Agreement, and that irreparable injury would be caused to the non-breaching Parties by such breach. Accordingly, each of the Parties shall have the right to seek and obtain immediate and permanent injunctive and other equitable relief, without the necessity of posting a bond, cash or otherwise. In the event of a breach of this Agreement, in addition to any and all rights or remedies otherwise available at law or in equity.

10.9 HEADINGS AND CAPTIONS. The headings or captions in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

10.10 ENTIRE AGREEMENT. The Parties agree that this Agreement contains the entire understanding and Agreement between the Parties and supersedes all previous communications, proposals, representations, and agreements, whether oral or written, excepting the duly signed Confidentiality Agreement With Specified Objective between the Parties dated May 8th, 2000. This Agreement is binding upon the Parties and no Party shall challenge its validity. This Agreement shall not be construed against the drafting Party solely because of the submission of the Agreement to another Party. Each Party has had an opportunity to consult with its own legal counsel and has not relied upon representations or warranties of the other Parties except as set forth in this Agreement.

10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.12 CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the United States of America, State of North Carolina, without regard to the conflicts of laws principles of such State, except as to the patentability, validity, enforceability, scope or infringement of patents and patent applications, which shall be governed by the law of the granting jurisdiction. Any suit commenced by either Party to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall only be brought in the United States District Court for the District of North of Carolina or the Court in and for the County of Forsyth, North Carolina. Each Party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.

10.13 SURVIVAL. Except as otherwise provided herein, the provisions of this Agreement that by their sense and context are intended to survive performance by the Parties shall also survive the expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the Effective Date. TEXON UK LIMITED



BY: /s/ Peter Ericson Selkirk
   ---------------------------------------------

NAME:
        ----------------------------------------
(Print) Peter Ericson Selkirk
        ----------------------------------------
TITLE:  Director
        ----------------------------------------
DATE:   November 23, 2001
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FRISBY TECHNOLOGIES, INC.



BY: /s/ Gregory S. Frisby
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NAME:
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(Print) Gregory S. Frisby
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TITLE:  Chairman & CEO
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DATE:   November 23, 2001
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